                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           HEALTHCARE.COM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           HEALTHCARE.COM CORPORATION
                         1850 Parkway Place, Suite 1100
                             Marietta, Georgia 30067
                                 (770) 423-8450

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 2001


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Healthcare.com Corporation ("Healthcare.com" or the "Company"), which will be held at the Company's corporate office building, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, on Friday, May 11, 2001, at 11:00 a.m., Atlanta time, for the following purposes:

         (1) To elect two Class III directors to serve for three-year terms and until their successors are elected and qualified;

         (2) To approve an amendment of the Company's Articles of Incorporation to effect a reverse stock split whereby the Company would issue one new share of Common Stock in exchange for not less than three nor more than five shares of outstanding Common Stock;

         (3) To approve the merger of the Healthcare.com Restated Stock Option Plan II with and into the Healthcare.com Restated Stock Option Plan I;

         (4) To approve the amendment of the Healthcare.com Restated Stock Option Plan I to increase the number of shares reserved for issuance under such plan by 250,000 shares;

         (5) To approve the amendment of the Healthcare.com Non-Employee Director Stock Option Plan to allow for discretionary grants; and

         (6) To transact any and all other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 21, 2001, as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope which has been provided. In the event you attend the annual meeting, you may revoke your proxy and vote your shares in person.

         I look forward to welcoming you at the meeting.

                                     By Order of the Board of Directors


                                     Leslie R. Jones

                                     Secretary

Marietta, Georgia
April 16, 2001

                           HEALTHCARE.COM CORPORATION

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 2001


         The Board of Directors of Healthcare.com Corporation, a Georgia corporation ("Healthcare.com" or the "Company"), is furnishing this Proxy Statement to the holders of its common stock, par value $.01 per share, together with associated preferred stock purchase rights (the "Common Stock"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 11:00 a.m., Atlanta time, on Friday, May 11, 2001 and at any and all adjournments thereof.

         At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. If no directions are specified, the shares will be voted (i) FOR the election of the director nominees, (ii) FOR approval of the Articles of Incorporation to effect a reverse stock split, (iii) FOR approval of the merger of the Healthcare.com Restated Stock Option Plan II with the Healthcare.com Restated Stock Option Plan I, (iv) FOR approval of the amendment of the Healthcare.com Restated Stock Option Plan I, (v) FOR approval of the amendment of the Healthcare.com Non-Employee Director Stock Option Plan, and (vi) in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

         The Company will bear the expenses of preparing, printing and mailing this Proxy Statement and soliciting the proxies sought hereby. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of the Company, who will not receive additional compensation therefor, in person or by telephone or facsimile transmission. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $3,500, plus expenses. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of March 21, 2001 and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

         The mailing address of the principal executive offices of the Company is 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067, and the telephone number is (770) 423-8450.

         This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 16, 2001. A copy of the Company's 2000 Annual Report to Shareholders is being mailed with this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS

         The close of business on March 21, 2001 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 28,167,013 shares of its Common Stock. Each share of Common Stock entitles the holder to one vote on each matter properly coming before the meeting.

         The presence of the holders of a majority of the outstanding shares entitled to vote whether present in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum. Shares held by a broker as nominee (i.e., in "street name") that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares ("broker non-votes"), will also be treated as present for quorum purposes.

         With regard to the election of directors, votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. Under Georgia law, assuming a quorum is present, directors are elected by a plurality of the votes cast. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

         With regard to the approval of the amendments and restatements of the plans, votes may be cast for or against such proposals, or shareholders may abstain from voting thereon. Under the Company's by-laws, assuming a quorum is present, each such proposal would be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. However, to comply with Nasdaq shareholder approval requirements, the approval of the amendments and restatements of the plans requires the affirmative vote of a majority of the total votes cast on each proposal in person or by proxy. As a result, abstentions will have the effect of a vote against such proposals, but the failure of a shareholder to submit a proxy or attend the Annual Meeting, including broker non-votes, will have no effect on the outcome of these proposals.

                            I. ELECTION OF DIRECTORS

         The Board of Directors is currently comprised of eight directors in three classes serving staggered terms. The Board has nominated and recommends for election as Class III directors the two nominees set forth below. Each nominee currently serves as a director of the Company.

         The Board of Directors has set the number of directors constituting the full Board of Directors at eight.

         The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as a director. However, should any of such nominees become unable to serve, the proxies may be voted for a substitute nominee or nominees, or to allow the vacancy created thereby to remain open until filled by the Board, or to reduce the size of the full Board in the discretion of those persons named as proxies in the form of proxy.

         The following is a brief description of the background and business experience of each of the nominees for Class III directorships as well as of the other directors whose terms will continue after the Annual Meeting.

                CLASS III NOMINEES FOR THE TERM EXPIRING IN 2004

         Parker H. Petit, age 61, has served as Chairman of the Board of Directors of Healthcare.com since its formation as a subsidiary of Healthdyne, Inc. in June 1994. In 1970, he was the founder of Healthdyne, Inc. ("Healthdyne"), an internationally based healthcare corporation that manufactured high technology home healthcare medical products and provided sophisticated nursing services. In the mid 1990's, Healthdyne was split into several public corporations, and it sold one of its largest public subsidiaries to W. R. Grace Corporation. Healthdyne Technologies, a manufacturer of high technology medical devices, was merged with Respironics in 1997. Healthdyne Maternity Management was merged with Tokos Medical to form Matria Healthcare in 1996, and Mr. Petit remains as Chairman of the Board, President and CEO. Mr. Petit also serves as a director of Intelligent Systems Corporation and Logility, Inc.

         Robert I. Murrie, age 55, has served as a director and the President and Chief Executive Officer of Healthcare.com since October 1997. He was President of Healthcare Communications, Inc., a wholly-owned subsidiary of Healthcare.com, from April 1997 to October 1997 and served as a Client Partner of Healthcare.com (a senior sales executive position) from January 1996 to April 1997. Prior to joining Healthcare.com, Mr. Murrie served as President and Chief Executive Officer of Nurse on Call, a managed care service company, from 1992 to December 1995 and held several senior executive positions at HBO & Company ("HBOC"), a healthcare information company and a predecessor company of McKesson HBOC, Inc., from 1985 to 1992, including President and Chief Executive Officer of Healthquest, Inc., a healthcare information company and a wholly-owned subsidiary of HBOC, from 1988 to 1992.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS TWO NOMINEES AS CLASS III DIRECTORS.

                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2002

         William J. Gresham, Jr., age 58, has served as a director of Healthcare.com since June 1995. He has been a consultant to Gresham Real Estate Advisors, Inc., a real estate management and brokerage firm, since 1992 and previously was a consultant to the Landmark Group, a real estate management and development firm, from 1990 to 1992. From 1987 to 1990, he served as Chairman of the Board of City Group, Inc., a real estate development firm, and also served as President of that company from 1989 to 1992. Mr. Gresham is also a director of Riverside Bank.

         Charles R. Hatcher, Jr., M.D., age 70, has served as a director of Healthcare.com since June 1995. Dr. Hatcher has served as an advisor to the University President and the Board of Trustees of Emory University and Director Emeritus of the Robert W. Woodruff Health Sciences Center of Emory University since his retirement in 1996. He has been a physician at Emory University since 1962, and had served as Director and Vice President for Health Affairs at the Robert W. Woodruff Health Sciences Center since 1984 and Professor of Surgery at the Emory University School of Medicine since 1971. From 1975 to 1984, Dr. Hatcher also served as Director and CEO of The Emory Clinic. Dr. Hatcher is also a director of Life of the South Corporation.

         Donald W. Weber, age 64, has served as a director of Healthcare.com since January 1995. Mr. Weber was President and Chief Executive Officer of Viewstar Entertainment Services, Inc., a distributor of satellite entertainment systems, from August 1993 until November 1997, when he sold that company and became a private investor. From 1991 to August 1993, he was a consultant and private investor, and from 1987 to 1991, he served as President and Chief Executive Officer of Contel Corporation, a telecommunications supplier, which was sold in 1991 to GTE Corp. Mr. Weber is also a director of Matria Healthcare, Powertel, Inc. and Knology Holdings, Inc.

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2003

         Joseph G. Bleser, age 55, has served as a director of Healthcare.com since October 1997. Mr. Bleser has been an independent financial consultant since retiring from Healthcare.com in June 1998, and he currently serves as a consultant to Healthcare.com. Prior to that time, he had served as Executive Vice President of Healthcare.com from October 1997 to June 1998, as Chief Financial Officer from March 1995 to May 1998 and as Treasurer and Secretary from August 1995 to May 1998. He was Vice President -- Finance of Healthcare.com from August 1995 to October 1997. Prior to joining Healthcare.com, Mr. Bleser served as Executive Vice President, Chief Financial Officer and Treasurer of Allegiant Physician Services, Inc., a physician practice management company, from May 1993 until March 1995. He was previously employed by HBO & Company ("HBOC"), a healthcare information company and a predecessor company of McKesson HBOC, Inc., as Senior Vice President-Finance, Treasurer, Assistant Secretary and Chief Financial Officer from 1992 to 1993 and as Vice President, Controller and Chief Accounting Officer from 1983 to 1992.

         John W. Lawless, age 57, has served as a director of Healthcare.com since February 1998 and previously served as a director from January 1995 to May 1997. Mr. Lawless was a director of Inforum, Inc., a healthcare information company, from 1989 to March 1993. He was

Chairman of Inforum, Inc. from 1991 to March 1993, when that company was merged with Medstat Group, a healthcare information services company. He served on the board of directors of Medstat Group from April 1993 to January 1994. Mr. Lawless was a co-founder of HBOC in 1974 and retired as President and director of HBOC in 1987. From 1988 until the present Mr. Lawless has been a private investor and management consultant.

         Carl E. Sanders, age 75, has served as a director of Healthcare.com since June 1994. He is engaged in the private practice of law as Chairman of Troutman Sanders LLP, an Atlanta, Georgia law firm. Gov. Sanders is a director of World Access, Inc., Carmike Cinemas, Inc., Matria Healthcare, Inc. and First Union Corporation of Georgia.

  II. PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

General

         On April 4, 2001, the Company's Board of Directors approved, and recommended that shareholders approve, an amendment to Article 2 of the Company's Amended and Restated Articles of Incorporation (the "Amendment") to effect a reverse stock split (the "Reverse Split") of the Company's Common Stock (of which 28,167,013 shares were issued and outstanding as of the close of business on the Record Date), whereby the Company would issue one new share of Common Stock in exchange for not less than three nor more than five shares of outstanding Common Stock. The Georgia law requires shareholder approval of this Amendment. If approved, the Amendment would be effective on the date Articles of Amendment (the "Articles of Amendment") are filed with the Secretary of State of the State of Georgia (the "Effective Date"). If not approved by shareholders, the Amendment, and thus the Reverse Split, would not take effect.

         The complete text of the Articles of Amendment that would be filed in the office of the Secretary of State of the State of Georgia to effect the Reverse Split is set forth in Appendix A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Georgia and as the Company's Board of Directors deems necessary and advisable to effect the Reverse Split in the range described above.

Effect of Reverse Split

         If the Amendment is approved by the shareholders at the Annual Meeting of the Shareholders, the Board of Directors, in its discretion, will determine the appropriate number of outstanding shares of Common Stock (the "Reverse Split Number") to be exchanged for a single new share of Common Stock in the Reverse Split. The Reverse Split Number will be from three to five, inclusive. The actual Reverse Split Number will be determined in a manner that takes into consideration the items more fully discussed below under "Purpose of the Proposed Reverse Split." The Board of Directors will attempt to set the Reverse Split Number so as to achieve what it believes is the optimal market price for the Common Stock of the Company, based on those considerations.

         Upon the Effective Date, each fixed number of shares of Common Stock of the Company ("Old Common Stock") equal to the Reverse Split Number issued and outstanding will be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock ("New Common Stock"). Each holder of record of a certificate representing shares of Old Common Stock will be entitled to receive, upon surrender of such certificate, a certificate representing the number of whole shares of New Common Stock to which the holder is entitled pursuant to the Reverse Split. Any certificates for shares of Old Common Stock not so surrendered shall be deemed to represent one share of New Common Stock for each such fixed number of shares equal to the Reverse Split Number of Old Common Stock previously represented by such certificate. No fractional shares of Common Stock or scrip representing fractional shares will be issued as a result of the Reverse Split. Although the number of each shareholder's shares of Common Stock will be reduced as a result of the Reverse Split, such shareholder's voting rights and pro rata equity interest in the Company and its shares of outstanding Common Stock will not be reduced, except for possible immaterial changes due to the Company's purchase of fractional shares as described below.

         The reverse split also will effect a reduction in the aggregate number of shares of Common Stock reserved for issuance upon exercise of warrants, options and other rights to purchase the Company's Common Stock, including rights to acquire Common Stock in connection with the Company's shareholder rights agreement. Each outstanding warrant, option or other right will automatically become a warrant, option or other right to purchase the number of shares subject to the warrant, option or other right immediately prior to the Reverse Split divided by the Reverse Split Number, and the exercise price will be proportionately adjusted to reflect the Reverse Split. In addition, the shares available for issuance under the Company's stock option and stock purchase plans will be reduced to reflect the Reverse Split, and the other relevant terms and provisions of the Company's stock option and stock purchase plans will be appropriately adjusted.

         The Company also has outstanding 23,000 shares of 8.5% Series B Cumulative Convertible Exchangeable Preferred Stock ("Series B Preferred Stock"), each share of which is convertible into approximately 4.6532 shares of Common Stock at the option of the preferred stock holders. The Reverse Split will increase the conversion price of the Series B Preferred Stock by a multiple equal to the Reverse Split Number and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock will be reduced proportionately.

         The Reverse Split will reduce the number of issued and outstanding shares of the Company's Common Stock. Except for changes resulting from the receipt of cash in lieu of fractional shares as described below, the Reverse Split will not change the equity interests of the shareholders in the Company and will not affect the relative rights of any shareholder or result in a dilution or diminution of any shareholder's proportionate interest in the Company. Management does not believe, nor does it intend, that the Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split. If adopted, the Amendment will not affect the $.01 par value of the Company's Common Stock. Based on 28,167,013 shares of Common Stock outstanding on the Record Date, the following table shows the approximate reduced number of shares that will be outstanding following the Reverse Split if the Board of Directors sets the Reverse Split Number at three, four or five, respectively:

                                 Reverse Split Number
                       -------------------------------------
                           3             4             5
                       ---------     ---------     ---------
Number of Shares
Outstanding            9,389,004     7,041,753     5,633,403

If the Reverse Split is approved, a shareholder owning 1,000 shares of Old Common Stock will, as a result of the Reverse Split, own the following number of shares of New Common Stock, depending on the Reverse Split Number selected by the Board of Directors: 333, if the Reverse Split Number is 3; 250, if the Reverse Split Number is 4; or 200, if the Reverse Split Number is 5.

         The amendment to effect the Reverse Split will not reduce the number of shares of Common Stock that the Company is authorized to issue. As a result, the Reverse Split will result in an increase in the number of shares which the Company may issue from authorized but unissued shares. These additional authorized but unissued shares may be used in connection with future acquisitions or business combinations, future financings, investment opportunities, employee benefit plans, stock dividends or other corporate purposes, although the Board of Directors has no present plans for the issuance of such additional shares for any of these purposes. To the extent that shares are subsequently issued to persons other than present shareholders or in proportions other than the proportion that currently exists, such issuance could have a substantial dilutive effect on book value per share and earnings per share and on the voting power of existing shareholders. The issuance of additional shares of Common Stock could also under certain circumstances be deemed to have an anti-takeover effect, such as if the shares were issued to dilute the ownership or voting power of a shareholder or group of shareholders who may oppose the policies or plans of management or who may attempt to obtain control of the Company through a merger, tender offer or proxy contest.

         Certain existing provisions of the Company's Articles of Incorporation, Bylaws and shareholder rights agreement could also have an anti-takeover effect under certain circumstances. The Board of Directors has the power under the Company's Articles of Incorporation to issue shares of Preferred Stock in one or more series and to fix the voting rights, terms of redemption, liquidation preferences and other rights and the number of shares of any such series without further vote or action by the shareholders. The Company's Articles of Incorporation also provide that the Board of Directors is classified into three classes serving staggered terms of three years. As a result, it would generally take at least two annual meetings to effect a change in control of the Board by shareholder vote. The Company has also adopted a bylaw electing coverage under the business combination provisions of the Georgia Business Corporation Code. These provisions generally prohibit the Company from engaging in a business combination with an "interested shareholder" (a 10% shareholder or an affiliate of the Company which was a 10% shareholder at any time within the preceding two years) for a period of five years from the date such person becomes an interested shareholder, unless certain approval or percentage of ownership requirements are met. Finally, under the Company's shareholder rights agreement, common shareholders of the Company will receive rights to purchase shares of the Company's Series A Cumulative Preferred Stock following (i) the acquisition by a person or group of affiliated persons (an "Acquiring Person") of, or the acquisition by any such person or group of the right to acquire, beneficial ownership of 15% or more of the Company's outstanding Common Stock, or (ii) the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding Common Stock. These rights will thereafter also entitle holders to purchase additional shares of Common Stock in the event of, among other things, certain business combinations or tender offers involving the Company. Such rights are not exercisable by an Acquiring Person, and may be redeemed by the Company prior to exercise under certain circumstances. The Company's management does not have any present plans to adopt any additional arrangements or provisions that may have material anti-takeover consequences.

         The provisions discussed in the preceding paragraph, as well as any increase in the number of authorized but unissued shares created by the Reverse Split, could enable the Board of Directors to render more difficult or discourage a bid or attempt by another person or entity to obtain control of the Company or to remove incumbent management, even if such an attempt were favored by a majority of independent shareholders or would result in shareholders receiving a premium above market price in exchange for their stock. The Board of Directors does not, however, view the Reverse Split as an anti-takeover measure, and has no intention of issuing any additional authorized but unissued shares created by the Reverse Split for such purposes. Moreover, the Reverse Split is not being proposed in response to any effort by a person or entity to accumulate shares of the Company's Common Stock or to obtain control of the Company or oppose the policies of management.

Fractional Shares

         Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Old Common Stock that is not evenly divisible by the Reverse Split Number will be entitled, upon surrender of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of New Common Stock on the Effective Date as reported on The Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described above.

Purpose of the Proposed Reverse Split

         The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock to the financial community and the investing public. Many leading brokerage firms are reluctant to recommend low-priced stocks to their clients. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in an individual shareholder's paying transaction costs that represent a higher percentage of total share value than would be the case if the Company's share price were substantially higher. This factor may also limit the willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

         The Common Stock has been trading at a price below $3.00 per share for several months. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and operating results of the Company. In the Board's view, these factors have contributed to an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

         The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, may encourage greater interest in the Common Stock and possibly promote greater liquidity for the

Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the market price of the Common Stock after the proposed Reverse Split will increase in direct proportion to the ratio of the Reverse Split (e.g., a 1:3 Reverse Split may not result in an increase in the pre-Reverse Split market price by a multiple of three), or that such price will either exceed or remain in excess of the current market price.

Procedure for Implementing the Reverse Split

         If the Amendment is approved by the shareholders at the Special Meeting, the Board, in its discretion, will determine as soon as practicable the Reverse Split Number. The Articles of Amendment will become effective upon the filing with the Secretary of State of the State of Georgia. Currently, management intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite shareholder approval. The Board expects that the filing will be made on or about May 11, 2001. The Company expects to notify shareholders of the effectiveness of the Reverse Split and the Reverse Split Number by a press release.

         Each shareholder of record as of the close of business on the Effective Date will be entitled to receive, upon surrender of a certificate of shares of Old Common Stock, a new stock certificate representing the number of whole shares of the Company's New Common Stock to which the holder shall be entitled pursuant to the Reverse Split. For example, if the Reverse Split Number determined by the Board is three and a shareholder owned 300 shares of the Company's Old Common Stock on the Effective Date, upon surrender of the certificate for 300 shares, the Company would mail to the shareholder a share certificate for 100 shares of the Company's New Common Stock. Any certificates for shares of Old Common Stock not so surrendered after the Effective Date shall be deemed to represent one share of New Common Stock for each number of shares equal to the Reverse Split Number of Old Common Stock previously represented by such certificate. Holders of fractional share interests will be entitled to receive cash in lieu of fractional shares as described above.

         The Company expects that its transfer agent will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from the Exchange Agent instructions for the surrender of such certificate to the Exchange Agent. No new certificates or cash in lieu of fractional shares will be issued to a shareholder until such shareholder has surrendered to the Exchange Agent such shareholder's outstanding certificates together with a properly completed and executed letter of transmittal. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATE UNTIL REQUESTED TO DO SO BY THE COMPANY OR THE EXCHANGE AGENT.

No Appraisal Rights

         Under Georgia law, shareholders of the Company are not entitled to appraisal rights with respect to the proposed Reverse Split.

Federal Income Tax Consequences

         The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to shareholders of the Company. The following does not address any foreign, state, local or minimum income tax consequences of the proposed Reverse Split. Moreover, the federal income tax consequences of the Reverse Split will vary among shareholders. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to such shareholder's acquisition and ownership of the Common Stock.

         THUS, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE TAX CONSEQUENCES FOR ANY OF ITS SHAREHOLDERS AND RECOMMENDS THAT EACH SHAREHOLDER CONSULT WITH HIS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE REVERSE SPLIT, INCLUDING FOREIGN, FEDERAL, STATE AND LOCAL OR OTHER INCOME TAX.

         The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that, because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Split will have the following income tax effects:

         1. A shareholder will not recognize taxable gain or loss as a result of the Reverse Split, except to the extent a shareholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of New Common Stock should be treated as if the fractional share were issued to the shareholder and then redeemed by the Company for cash. Generally, a shareholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's basis in the fractional share. Such gain or loss generally will be capital gain or loss.

         2. In the aggregate, the shareholder's basis in New Common Stock will equal his basis in the shares of Old Common Stock exchanged therefor (but not including the basis allocated to a fractional share for which the shareholder is entitled to receive cash), and such shareholder's holding period for New Common Stock will include the holding period for Old Common Stock exchanged therefor if the shares of Old Common Stock were capital assets in the hands of such shareholder.

         3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the Reverse Split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT THE REVERSE SPLIT.

           III. APPROVAL OF THE MERGER OF THE HEALTHCARE.COM RESTATED
         STOCK OPTION PLAN II WITH AND INTO THE HEALTHCARE.COM RESTATED
                              STOCK OPTION PLAN I

         The Board of Directors has approved and adopted the merger of the Healthcare.com Restated Stock Option Plan II ("Option Plan II") with and into the Healthcare.com Restated Stock Option Plan I ("Option Plan I"). The Company will furnish to shareholders without charge a copy of Option Plan I and Option Plan II (collectively, the "Plans") upon request. Any request for a copy of Option Plan I and/or Option Plan II should be in writing addressed to: Leslie R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067. We were advised by the Internal Revenue Service that the merger of Option Plan I and Option Plan II must be approved by the shareholders in order for the options granted under the merged Plans to qualify as incentive stock options. If Proposal II is not approved, the merger of Option Plan I and Option Plan II will not occur. The following summary is qualified in its entirety by reference to the complete text of Option Plan I and Option Plan II.

Description of Proposed Merger

         Option Plan II provides for the grant of incentive stock options and nonqualified stock options to certain officers, key employees, consultants and advisors of the Company. Option Plan I also provides for the grant of incentive stock options and nonqualified stock options to certain officers, key employees, consultants and advisors of the Company. For ease of administration, the Company now desires to merge Option Plan II into Option Plan I.

         The shareholders approved Option Plan I and Option Plan II in 1995. There were 2,019,783 shares of Common Stock reserved for issuance under Option Plan I and 1,019,783 shares of Common Stock reserved for issuance under Option Plan II. Under Option Plan I, the Company awarded 640,750 options in 1995, 202,500 options in 1996, 289,700 options in 1997, 208,731 options in 1998,
448,565 options in 1999 and 614,750 options in 2000 for a total of 2,404,996. Under Option Plan II, the Company awarded 640,750 options in 1995, 40,000 options in 1996, 355,350 options in 1997, 63,092 options in 1998 and 100,000 options in 1999 for a total of 1,199,192. As of April 12, 2001 there were 95,913 shares available for option grants under Option Plan I and 133,275 shares available for option grants under in Option Plan II.

         After the merger, Option Plan I would have the same aggregate number of shares authorized for issuance as the two Plans had, in the aggregate, at the time shareholder approval was obtained. After the merger, under Option Plan I, the class of employees eligible to receive awards under the Plan would be the same as the class of employees eligible to receive awards under the original Plans. Following the merger, Option Plan I would provide that all future options granted under the Plan shall be granted prior to March 23, 2005, which is ten
(10) years from the date the earliest of the Plans was originally adopted. Following the proposed merger, all outstanding options awarded under Option Plan II would maintain all original terms except that such Options will be deemed to have been awarded under Option Plan I. The terms of Option Plan I and Option Plan II are identical except that an option granted under Option Plan II is required to vest at a rate of 33% for each of the first three years following the date of grant. The Board of Directors does not believe that the merger of the Plans will materially affect the rights of any of the participants in the Plans and recommends that the shareholders approve the merger of Option Plan II into Option Plan I for the reasons stated above.

         Upon approval by the shareholders, the Authorized Officers of the Company (as hereinafter defined) would be authorized to take or cause to be taken any and all further action that any of them may deem necessary or appropriate to carry out the merger of the Plans, including execution of the merged Option Plan I and filing with the Securities and Exchange Commission (the "Commission") as soon as practicable, amendments to the Registration Statements on Form S-8 (the "Amendments") addressing the merger of the Plans and that the Authorized Officers, or any of them, would be authorized to execute the Amendments in the name and on behalf of the Company and to cause the same to be filed with the Commission, with such changes, additions and deletions thereto as would be approved by the officer executing the Amendments on behalf of the Company, such approval to be conclusively evidenced by his execution thereof. Upon approval by the shareholders, Joseph A. Blankenship, the Company's Chief Financial Officer, would be named in the Amendments as the Company's "Agent for Service of Process," and that such Agent for Service of Process would be authorized and designated to act on behalf of the Company as its Agent for Service of Process for matters relating to the Amendments with the powers enumerated in the Rules and Regulations of the Commission under the Securities Act of 1933 (the "Act"), including in particular Rule 478 thereof. Provided further that, upon such shareholder approval, the Company would, with respect to the preparation and filing of such Amendments with the Commission, indemnify and save harmless each and every officer and employee of the Company executing and preparing each such Amendment, and every director of the Company who was a director thereof at the time of filing of such Amendment, against any and all expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding arising out of the preparation, filing or use of the registration statement, as amended, or prospectus relating to the issuance of the Shares, whether brought under the Act or any other applicable law, where such action, suit or proceeding is finally adjudicated in favor of such director, officer or employee and the time to appeal has expired. The term "Authorized Officers" of the Company shall mean the President and Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company. The principal features of Option Plan I are summarized in Item IV:
"Approval of Amendment of the Healthcare.com Restated Stock Option Plan I."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER OF THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN II WITH AND INTO THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN I.

  IV. APPROVAL OF AMENDMENT OF THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN I

         In addition to the merger of Option Plan II into Option Plan I, the Board of Directors is seeking to amend Option Plan I to increase the number of shares authorized to be issued under Option Plan I. The Board of Directors has approved and adopted the amendment of the Healthcare.com Restated Stock Option Plan I. The Company will furnish to shareholders without charge a copy of Plan I upon request. Any request for a copy of Plan I should be in writing addressed to: Leslie R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067. The corporate governance rules of the NASDAQ National Market generally require shareholder approval of material amendments to option plans in which officers or directors of the Company may participate. Therefore, if the shareholders do not approve this proposal, there will be no increase in the amount of shares authorized in Option Plan I. The following summary is qualified in its entirety by reference to the complete text of Option Plan I.

Principal Features of Plan I

         The primary purpose of Option Plan I is to promote the interests of the Company and its shareholders in attracting, retaining and stimulating the performance of officers, employees, consultants and advisors. The Company may grant either incentive stock options or nonqualified stock options under Option Plan I. Incentive stock options are intended to be treated as such within the meaning of Section 422 of the Code. Nonqualified stock options are, in general, options that do not have the special income tax advantages associated with incentive stock options.

         The major provisions of Option Plan I are as follows:

         Administration. Option Plan I is administered by the Stock Option Committee appointed by the Board of Directors. The Stock Option Committee determines which eligible participants will be granted options, the number of shares of Common Stock subject to an option granted to any participant, whether the option is an incentive stock option or nonqualified stock option and the other terms and conditions governing the option (including the vesting schedule applicable to the option).

         Eligibility. All employees, officers, consultants and advisors of the Company and its subsidiaries are eligible to receive options under Option Plan
I. Directors who are not employees of the Company or its subsidiaries, however, are not eligible to participate in Option Plan I. As of December 31, 2000, approximately 400 employees were eligible to participate in Option Plan I.

         Exercise Price. The exercise price of all options shall be determined by the Stock Option Committee at the time of grant but shall not be less than the fair market value of the Common Stock on the date of grant.

         Term of Options. The term of each option will be as determined by the Stock Option Committee but will in no event be greater than ten years from the date of grant. An option will terminate upon an optionee's termination of employment for serious misconduct (a "Terminating

Event"). Upon an optionee's death while an employee of the Company or a subsidiary or within 60 days of the termination of such employee's employment (other than with respect to a Terminating Event), an option will terminate one year from the date of death or upon the expiration of the option, whichever is earlier. Upon the termination of an optionee's employment because of permanent disability or, in the case of a nonqualified stock option, retirement, an option will terminate one year after the date of termination or retirement, as applicable, or upon the expiration of the option, whichever is earlier. Upon an optionee's termination of employment other than by death, permanent disability, or, in the case of a nonqualified stock option, retirement, and other than in connection with a Terminating Event, an option will terminate sixty days after the date of termination or upon the expiration of the option, whichever is earlier. In addition, upon an optionee's termination of employment by retirement, an incentive stock option will terminate sixty days after the date of termination or upon the expiration of the option, whichever is earlier.

         Payment. Payment for stock purchased on the exercise of a stock option must be made in full at the time the option is exercised in cash or in shares of Common Stock having a fair market value at the time of exercise equal to the aggregate exercise price or, if the individual option agreement specifies, through the use of a broker-assisted cashless exercise procedure.

         Limited Transferability. No stock options granted under Option Plan I are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. With respect to nonqualified stock options only, the Stock Option Committee may, in its sole discretion provide for limited transferability by optionees to family members or trusts for estate planning purposes.

Description of Proposed Amendments

         The only amendment to Option Plan I is a 250,000 share increase in the number of shares of Common Stock available for issuance under Option Plan I, from 2,019,783 shares to 2,269,783 shares (or 3,289,566 shares, assuming the merger of Option Plan I and Option Plan II).

Federal Income Tax Consequences

         There will be no federal income tax consequences to either the optionee or the Company on the grant of an option under Option Plan I. On the exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income equal to the difference between the exercise price of the shares and the fair market value of the shares on the exercise date. The Company will be entitled to a tax deduction in an amount equal to the optionee's taxable ordinary income. Upon disposition of the stock by the optionee, he will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the stock, which will include the amount previously recognized by him as ordinary income.

         Generally, if an optionee exercises an incentive stock option and does not dispose of the shares within two years from the date of grant and one year from the date of exercise, the optionee will recognize no income on exercise of the option, the entire gain, if any, realized upon disposition will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If, however, an optionee disposes of shares prior to the expiration of the holding periods described above, the optionee will generally realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the holder. Any appreciation accruing between the date of exercise and the date the option shares are disposed will be treated as a capital gain (long-term or short-term depending on how long the optionee held the shares prior to disposition) and the Company will not be entitled to any further deductions for federal income tax purposes. If the amount realized by the optionee is less than the value of the shares upon exercise, then the amount of ordinary income and the corresponding Company deduction will be equal to the excess, if any, of the amount realized over the option price.

Additional Information Regarding New Plan Benefits

         Awards under Option Plan I are based upon the Company's performance. Accordingly, future awards ("new plan benefits") under Option Plan I are not determinable at this time. See "Executive Compensation and Other Information -- Summary of Cash and Certain Other Compensation," "-- Stock Option Grants and Related Information" and "-- Report of the Compensation and Stock Option Committees" for detailed information on stock incentive awards and exercises of such awards by certain executive officers under the Company's stock option plans during the most recent fiscal year. In addition, grants received during the most recent fiscal year under Option Plan I and Option Plan II by the following individuals are set forth below:

                                           Number of Options         Weighted Avg.
Name and Position                          Granted                   Exercise Price
-----------------                          -----------------         --------------
Executive Officers as a group              464,750                            $2.67

Non-Executive Directors as a group         Not eligible              Not applicable

Non-Executive Employees as a group         0                         Not applicable

Market Price of Common Stock

         The closing price of the Company's common stock as reported on the Nasdaq National Market System was $1.03 per share on April 2, 2001. As of such date, the aggregate market value of the 229,188 shares of common stock issuable under Option Plan I was $236,064 (assuming the merger of Option Plan I and Option Plan II).

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN I.

               V. APPROVAL OF THE AMENDMENT OF THE HEALTHCARE.COM
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The Board of Directors has approved and adopted the amendment of the Healthcare.com Non-Employee Director Stock Option Plan (the "Director Plan"), which would authorize discretionary grants of up to 5,000 shares per year to non-employee directors. These grants would be in addition to the grants currently mandated under the Director Plan of options for 20,000 shares at the time of election and 5,000 shares per year thereafter. The Company will furnish to shareholders without charge a copy of the Director Plan upon request. Any request for a copy of the Director Plan should be in writing addressed to:
Leslie R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067. The corporate governance rules of the NASDAQ National Market generally require shareholder approval of material amendments to option plans in which directors of the Company may participate. Additionally, the terms of the Director Plan require shareholder approval. Therefore, if the shareholders do not approve this proposal, there will be no discretionary grants allowed under the Director Plan. The following summary is qualified in its entirety by reference to the complete text of the Director Plan.

Principal Features of the Director Plan

         The primary purpose of the Director Plan is to promote the interests of the Company and its shareholders in obtaining and maintaining the services of knowledgeable and independent directors on the Company's Board of Directors, to provide an additional incentive for such directors to serve on the Board and to give them a greater interest as shareholders in the success of the Company. The Company may grant nonqualified stock options under the Director Plan.

         The major provisions of the Director Plan are as follows:

         Eligibility. Each director of the Company who is not otherwise an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is eligible to receive options under the Director Plan. As of December 31, 2000, seven directors were eligible to participate in the Director Plan.

         Formula Grant. Under the Director Plan, an initial option to purchase 20,000 shares of the Common Stock is granted to each new Non-Employee Director. The Director Plan also provides for an automatic annual grant to each Non-Employee Director of an additional option to 5,000 purchase shares of Common Stock on the date of each annual meeting of shareholders of the Company, provided that such individual has been a Non-Employee Director for the six months preceding such annual meeting.

         Exercise Price. The exercise price for options granted pursuant to the Director Plan is 100% of the fair market value of the Common Stock on the date of grant.

         Time and Manner of Exercise. The right to purchase Common Stock pursuant to an option granted under the Director Plan vests and becomes exercisable evenly over three years beginning on the first anniversary of the date of grant. Upon the terms and conditions set forth in the Director Plan, options become immediately exercisable in full upon certain change in control events involving the Company.

         Term of Options. Each option terminates five years from the date of grant. Options also terminate no later than thirty (30) days from the date service on the Board is discontinued, except that, in the event of death, the option will terminate no later than six months following the date of death. Stock options will terminate no later than thirty (30) days from the date a director becomes an employee of the Company or any of its subsidiaries.

         Payment. Cash payment for stock purchased on the exercise of a stock option must be made in full at the time the option is exercised in cash.

         Termination and Changes to the Director Plan. The Board of Directors may suspend, terminate or amend the Director Plan from time to time in any manner; provided that no such action without the approval of the shareholders of the Company may increase the number of shares subject to the Director Plan (except as contemplated by the express terms of the Director Plan) or any option previously granted, extend the maximum period during which options may be exercised or materially increase the benefits of the Director Plan.

Description of Proposed Amendment

         Discretionary Grants. The Director Plan currently provides only for the Formula Grant described above. The amendment would allow discretionary grants in addition to, and not in lieu of, the Formula Grant. The Company's Board of Directors shall have the sole authority to grant, at its discretion in each calendar year, options to purchase up to 5,000 shares Common Stock of the Company to Non-Employee Directors. Such options shall have the same provisions as to exercise price, time and manner of exercise, term and payment, as do options granted to Non-Employee Directors pursuant to the Formula Grant as described above.

Federal Income Tax Consequences

         The federal income tax consequences under the Director Plan are the same as those for non-qualified stock options under Stock Option Plan I described above.

Plan Benefits

         Future discretionary grants under the Director Plan are not determinable at this time. However, the benefits which will be received under the Formula Grant portion of the Director Plan by each of the following individuals are set forth below:

Name and Position                   Number of Options Granted/Year       Exercise Price
-----------------                   ------------------------------       --------------
Executive Officers as a group       Not eligible                         Not applicable

Non-Executive Directors
         as a group*                35,000                               Market Price**

Non-Executive Employees
         as a group                 Not eligible                         Not applicable

*    Mr. Petit is the non-employee Chairman of the Board of Directors.

** See "Market Price of Common Stock" below for the market price on April 2, 2001.

         Of this year's nominees for Class III directors, Mr. Petit will receive options to purchase 5,000 shares of common stock for each year he serves as a director of the Company. Mr. Murrie is not eligible to participate in the Director Plan.

Market Value of Common Stock

         The aggregate market value of the 248,334 shares of common stock issuable under the Director Plan was $255,784 as of April 2, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE DIRECTOR PLAN.

                             ADDITIONAL INFORMATION

MEETINGS OF THE BOARD AND BOARD COMMITTEES

         The business of the Company is managed by or under the direction of the Board of Directors. During the fiscal year ended December 31, 2000, the Board of Directors held eight meetings. Each of the directors attended at least 75% of the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he served, during the periods that he served.

         The Company has four standing committees: (i) an Executive Committee,
(ii) a Compensation Committee, (iii) a Stock Option Committee and (iv) an Audit Committee.

         The Executive Committee has the authority to exercise the full powers of the Board of Directors, except as otherwise provided by law or the Company's Articles of Incorporation or By-laws. The present members of the Executive Committee are Messrs. Petit, Murrie, Sanders and Weber. The Executive Committee met periodically on an informal basis during 2000.

         The Compensation Committee is responsible for establishing and administering the policies which govern the compensation of the Company's executive officers and employees. The Compensation Committee consists of Messrs. Petit and Weber and Dr. Hatcher. The Compensation Committee did not meet during 2000.

         The Stock Option Committee is responsible for administering the Company's stock option plans as provided for in such plans. The members of the Stock Option Committee are Messrs. Petit and Gresham and Dr. Hatcher. The Stock Option Committee met three times during 2000.

         The function of the Audit Committee is to (i) monitor the integrity of the Company's financial reporting process and system of internal controls regarding finance, accounting and legal compliance, (ii) monitor the independence and performance of the Company's independent auditors, (iii) provide an avenue of communication among the independent auditors, management and the Board of Directors, and (iv) review areas of potential significant financial risk to the Company.

         The members of the Audit Committee are Messrs. Weber and Lawless and Dr. Hatcher. All members of the Audit Committee are "independent" as defined by the listing standards of the National Association of Securities Dealers. The Audit Committee met three times during 2000.


REPORT OF THE AUDIT COMMITTEE

March 30, 2001

To the Board of Directors of Healthcare.com Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Independence Standards Board, and have discussed with KPMG LLP the accountants' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

AUDIT FEES

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Form 10-Q for such fiscal year was $90,800.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There were no fees billed by KPMG LLP for professional services rendered for financial information systems design and implementation for fiscal year 2000.

ALL OTHER FEES

The aggregate fees billed by KPMG LLP for professional services rendered other than as stated under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above were $100,965. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP.

KPMG LLP has audited the accounts of Healthcare.com since the Company's inception and will continue in that capacity during 2001. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

A copy of the written charter of the Audit Committee as adopted by the Board of Directors of Healthcare.com is attached to this Proxy Statement as Appendix B.

The foregoing report has been furnished by the Audit Committee of Healthcare.com Corporation's Board of Directors.

         Donald W. Weber, Chairman
         Charles R. Hatcher, Jr. M.D.
         John W. Lawless

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

DIRECTOR COMPENSATION

         During the fiscal year ended December 31, 2000, the Company paid all directors who are not employees of the Company (a "Non-Employee Director"), except the Chairman of the Board of Directors, a quarterly retainer of $2,500, plus $500 for each meeting of the Board which they attend and $250 for each committee meeting or telephonic meeting. During the fiscal year ended December 31, 2000, in lieu of the compensation paid to other Non-Employee Directors, the Company paid the Chairman of the Board a quarterly fee of $12,500 for his services and reimbursed him for business expenses of $31,544. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

         Under the Healthcare.com Non-Employee Director Stock Option Plan (the "Director Option Plan"), all Non-Employee Directors are entitled to receive options to purchase Common Stock. Under the current terms of the Director Option Plan, new directors receive an initial option to purchase up to 20,000 shares of Common Stock. In addition, each Non-Employee Director is granted an additional option to purchase up to 5,000 shares of Common Stock following such director's re-election at an annual meeting of shareholders of the Company, provided that such individual was a Non-Employee Director for the preceding six months. The purchase price for the options granted under the Director Option Plan is equal to the fair market value on the date of grant. The options granted under the Director Option Plan vest evenly over three years and expire five years from the grant date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is the number of shares beneficially owned, as of January 31, 2001, by the person known to Healthcare.com, based on data furnished by such person, to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Also set forth in the table below is the number of shares of Common Stock beneficially owned as of January 31, 2001 by
(i) each of Healthcare.com's directors and nominees, (ii) each Named Executive Officer (as hereinafter defined), and (iii) all directors and executive officers as a group.

         Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days, as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him.

                                                                                                     PERCENTAGE
NAME                                                                        NUMBER OF SHARES          OF CLASS
---------------------------------------------------------------             ----------------         ----------
GREATER THAN 5% BENEFICIAL OWNERS:
Gruber and McBaine Capital Management, LLC (1) ................                 1,827,600                 6.5%
Thermo Information Solutions Inc. (2) .........................                 1,892,473                 6.7%
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Parker H. Petit (3) ...........................................                   838,178                 3.0%
Robert I. Murrie (4) ..........................................                   387,407                 1.4%
Michael T. McGuire (5) ........................................                    40,001                   *
Joseph A. Blankenship (6) .....................................                    43,334                   *
Deborah L. Dean (7) ...........................................                    75,834                   *
Shannon B. Hodges (8) .........................................                    43,075                   *
Joseph G. Bleser (9) ..........................................                   260,883                   *
William J. Gresham, Jr. (10) ..................................                    49,667                   *
Charles R. Hatcher, Jr., M.D. (11) ............................                    46,167                   *
John W. Lawless (12) ..........................................                   156,528                   *
Carl E. Sanders (13) ..........................................                    98,268                   *
Donald W. Weber (14) ..........................................                    36,167                   *
All directors and executive officers as a
     group (14 individuals) (15) ..............................                 2,082,908                 7.2%

----------

*  Indicates less than 1%

(1) The address of Gruber and McBaine Capital Management, LLC is 50 Osgood Place, Penthouse, San Francisco, California 94133. The amount includes 190,400 shares held by

         Jon Gruber and 214,600 shares held by J. Patterson McBaine, each of which is a member manager of Gruber and McBaine Capital Management, LLC.

(2) The address of Thermo Information Solutions Inc. is 81 Wyman Street, Waltham, Massachusetts 02151.

(3) Includes 97,500 shares of Common Stock held by Petit Investments Limited Partnership, 10,000 shares of Common Stock held by the Petit Grantor Trust and 6,167 shares of Common Stock that may be acquired by Mr. Petit upon exercise of stock options exercisable within 60 days of January 31, 2001

(4) Includes 365,251 shares of Common Stock that may be acquired by Mr. Murrie upon exercise of stock options exercisable within 60 days of January 31, 2001

(5) Consists of 40,001 shares of Common Stock that may be acquired by Mr. McGuire upon exercise of stock options exercisable within 60 days of January 31, 2001

(6) Consists of 43,334 shares of Common Stock that may be acquired by Mr. Blankenship upon exercise of stock options exercisable within 60 days of January 31, 2001

(7) Includes 70,002 shares of Common Stock that may be acquired by Ms. Dean upon exercise of stock options exercisable within 60 days of January 31, 2001

(8) Includes 41,668 shares of Common Stock that may be acquired by Ms. Hodges upon exercise of stock options exercisable within 60 days of January 31, 2001

(9) Includes 243,289 shares of Common Stock that may be acquired by Mr. Bleser upon exercise of stock options exercisable within 60 days of January 31, 2001

(10) Includes 6,167 shares of Common Stock that may be acquired by Mr. Gresham upon exercise of stock options exercisable within 60 days of January 31, 2001

(11) Includes 6,167 shares of Common Stock that may be acquired by Dr.. Hatcher upon exercise of stock options exercisable within 60 days of January 31, 2001

(12) Includes 22,667 shares of Common Stock that may be acquired by Mr. Lawless upon exercise of stock options exercisable within 60 days of January 31, 2001

(13) Includes 6,167 shares of Common Stock that may be acquired by Gov. Sanders upon exercise of stock options exercisable within 60 days of January 31, 2001

(14) Includes 6,167 shares of Common Stock that may be acquired by Mr. Weber upon exercise of stock options exercisable within 60 days of January 31, 2001

(15) Includes 863,714 shares of Common Stock that may be acquired by executive officers and directors upon exercise of stock options exercisable within 60 days of January 31, 2001

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Compensation and Stock Option Committees and the Performance Graph shall not be incorporated by reference into any such filings.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and the four highest-paid executive officers (other than the Chief Executive Officer) of the Company whose cash compensation exceeded $100,000 during the three fiscal years ended December 31, 2000 (such five individuals, collectively, the "Named Executive Officers") for the fiscal years ended December 31, 2000, 1999 and 1998.


                                             SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------
                                                                                           LONG-TERM
                                                                                           COMPENSATION
                                                           ---------------------------   ----------------
                                                               ANNUAL COMPENSATION           AWARDS
                                                           ---------------------------   ----------------
                                                                                            SECURITIES       ALL OTHER
                                                                                            UNDERLYING        COMPEN-
                                                            SALARY            BONUS          OPTIONS           SATION
NAME AND PRINCIPAL POSITION                    YEAR           ($)              ($)              (#)           ($)(1)
------------------------------------------ -------------   --------------  -----------    ---------------    ----------

Robert I. Murrie.......................     2000             287,000              --         184,750         $ 5,250
   President, Chief Executive Officer       1999             261,000                         100,000           5,044
   and Director                             1998             237,000              --         365,250 (3)       5,000
                                                                              85,000 (2)

Michael T. McGuire.....................     2000             175,625          22,500         125,000           3,944
   Senior Vice President, Chief             1999 (4)         118,750              --         120,000              --
   Operating Officer

Joseph A. Blankenship..................     2000             165,000              --          80,000           4,500
   Senior Vice President, Chief             1999 (5)         106,814              --         120,000           1,800
   Financial Officer, Treasurer and
   Assistant Secretary

Deborah L. Dean........................     2000             165,000              --          50,000           4,950
   Senior Vice President, e-Business        1999 (6)         133,750              --          80,000           3,888
                                            1998             110,283           6,393 (2)      10,000 (3)       1,911

Shannon B. Hodges......................     2000             150,000              --          25,000           4,500
    Senior Vice President, Marketing        1999 (6)         127,000              --          75,000           2,540
                                            1998              98,045          11,500 (2)      25,000           2,556



----------

(1) The amounts shown in this column represent employer contributions under the Company's 401(k) plan.

(2)      Includes bonuses relating to 1998 performance paid in 1999.

(3)      Includes options that were repriced on February 3, 1998.

(4) Mr. McGuire has served as an executive officer of the Company since December 1999.

(5) Mr. Blankenship has served as an executive officer of the Company since February 1999.

(6) Ms. Dean joined the Company on December 31, 1997, when Healthcare.com acquired Criterion Health Systems, and Ms. Hodges joined the Company in March 1998. Ms. Dean and Ms. Hodges were appointed as executive officers of the Company on December 14, 1999.



STOCK OPTION GRANTS AND RELATED INFORMATION

     The following table sets forth information concerning stock option grants during the fiscal year ended December 31, 2000 to the Named Executive Officers:

                                          OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                                                    INDIVIDUAL GRANTS
                              --------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                NUMBER OF        % OF                                        VALUE AT ASSUMED ANNUAL
                               SECURITIES        TOTAL                                         RATES OF STOCK PRICE
                               UNDERLYING       OPTIONS         EXERCISE                     APPRECIATION FOR OPTION
                                OPTIONS        GRANTED TO       OR BASE                               TERM
                                GRANTED        EMPLOYEES         PRICE         EXPIRATION    -------------------------
NAME                           (#) (1) (2)      IN 2000          ($/SH)           DATE           5%           10%
----------------------------- -------------- --------------- --------------- --------------- ------------ ------------
Robert I. Murrie                  109,750         7.9%         $   3.88        17/18/2006     $144,636        $328,130
                                   75,000         5.4              2.03        10/17/2006       51,780         117,470

Michael T. McGuire                 25,000         1.8              5.91         4/03/2006       50,249         113,998
                                  100,000         7.2              2.03        10/17/2006       69,039         156,627

Joseph A. Blankenship              80,000         5.7              2.03        10/17/2006       55,232         125,302

Deborah L. Dean                    50,000         3.6              2.03        10/17/2006       34,520          78,313


Shannon B. Hodges                  25,000         1.8              2.03        10/17/2006       17,260          39,157

----------

(1) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, these options will terminate, but the optionee will have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise the option in whole or in part, to the extent that it shall not have been exercised, without regard to any vesting or installment exercise provisions.

(2) These options vest in three equal annual installments beginning on the first anniversary of the date of grant.

         The following table sets forth information concerning the value of unexercised options held by the Named Executive Officers as of December 31, 2000. No stock options were exercised by the Named Executive Officers in 2000.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------
                                       NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED                  IN-THE-MONEY OPTIONS AT
                                              OPTIONS                            DECEMBER 31, 2000
                                      AT DECEMBER 31, 2000 (#)                        ($)(1)
                                 -----------------------------------    ------------------------------------

NAME                               EXERCISABLE        UNEXERCISABLE          EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
Robert I. Murrie                    365,251               284,749                $--              $ --

Michael T. McGuire                   40,001               204,999                 --                --

Joseph A. Blankenship                43,334               156,666                 --                --

Deborah L. Dean                      63,336               106,664                 --                --

Shannon B. Hodges                    41,667                83,333                 --                --


----------

(1) Represents the excess of the fair market value of the Common Stock of approximately $1.50 per share (the closing selling price of the Common Stock as quoted on the Nasdaq National Market on December 29, 2000) above the exercise price of the options.


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

         Compensation Philosophy. The Compensation Committee of the Board of Directors (the "Compensation Committee") and the Stock Option Committee of the Board of Directors (the "Stock Option Committee" and, together with the Compensation Committee, the "Committees") are responsible for the Company's executive compensation policies and practices. The Committees believe that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committees believe that a significant portion of compensation should be incentive-based. In addition, the Committees believe it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purposes of encouraging teamwork among executives and supporting the Company's objective of creating shareholder value.

         Overall Objectives and Approach. In making its compensation determinations, the Committees evaluate, on both an absolute and relative basis, a variety of the Company's financial results (including revenue growth, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization, the individual and group performance of senior management, and compensation levels at comparable companies, especially within the enterprise application integration industry. In formulating its determinations, the Committees recognize and reward achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and the recognition of developing trends within the enterprise application integration industry. The Board of Directors reviews information prepared or compiled by the Company, and relies on the business experience of the individual members of the Committees.

         Cash Compensation. Executive officers, as well as other employees, are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base salary for each officer is determined by the Compensation Committee based on a combination of experience, performance and the particular needs of the Company for the services provided by the individual, and is reviewed annually, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. No cash incentive bonuses were granted to executive officers during 2000, based on the financial results of the Company for 2000.

         Stock Options. The Stock Option Committee grants options to executive officers and other key personnel who are individually and collectively responsible for creating and enhancing shareholder value. The grants generally have been based on guidelines that take performance, salary level, tenure, the number of options previously granted to the individual and the individual's importance to the Company into account. All stock options granted to executive officers during 2000 have exercise prices equal to the market price of the underlying Common Stock on the date of grant, six-year terms and three-year vesting schedules. The Company believes that stock options with incremental vesting provide a long-term incentive to executive officers that directly links corporate performance to executive compensation and are an important element to its success.

         Compensation of Chief Executive Officer. The Committees consider essentially the same factors in determining the base salary and cash incentive bonus potential for the President and Chief Executive Officer as for the other executive officers. Mr. Murrie's annual base salary for 2000 was $287,000. Mr. Murrie did not receive a cash incentive bonus for 2000 because the Company did not achieve the revenue and earnings per share goals set forth in its Annual Business Plan. In addition to cash compensation, as a long-term incentive, Mr. Murrie was granted options to purchase up to 109,750 and 75,000 shares of Common Stock at a per share exercise price of $3.875 and $2.03, respectively, the fair market value of the Common Stock on the respective dates of grant. As of December 31, 2000, Mr. Murrie held options to purchase an aggregate of 650,000 shares of the Company's Common Stock at a weighted average exercise price of $2.66 per share.

    COMPENSATION COMMITTEE            STOCK OPTION COMMITTEE
    Parker H. Petit (Chairman)        Charles R. Hatcher,  Jr., M.D. (Chairman)
    Charles R. Hatcher, Jr., M.D.     William J. Gresham, Jr.
    Donald W. Weber                   Parker H. Petit

PERFORMANCE GRAPH

         The following graph compares the total cumulative shareholder returns on the Company's Common Stock during the period from December 31, 1995 through December 31, 2000, with the comparable total cumulative returns of the Nasdaq Stock Market U.S. Index and the SIC Code 7373 Index (Computer Integrated Systems Design). The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1995, and that all dividends were reinvested.

                  HEALTHCARE.COM CORPORATION PERFORMANCE GRAPH

                             12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                             --------   --------   --------   --------   --------   --------
Healthcare.com Corporation     100       237.84      77.02     221.62     145.95      64.86
SIC Code Index                 100       100.42      99.27     125.89     262.66     177.03
NASDAQ Market Index            100       123.04     150.69     212.51     394.94     237.68

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Joseph G. Bleser, a director of the Company and the Company's former Executive Vice President, Chief Financial Officer, Secretary and Treasurer, is also a consultant to the Company. Under a Consulting Agreement dated May 12, 1998, the Company is obligated to pay Mr. Bleser a monthly fee of $6,500. The Consulting Agreement terminates on June 30, 2001. The Company and Mr. Bleser entered into a new Consulting Agreement dated December 12, 2000 covering the period from July 1, 2001 through June 30, 2004 which requires a monthly fee of $8,333.33 to be paid to Mr. Bleser. During 2000, Mr. Bleser earned $78,000 pursuant to the Consulting Agreement dated May 12. 1998. The Company believes that this consulting arrangement is on terms no less favorable to the Company than terms available from unaffiliated parties in arm's-length transactions.

         Carl E. Sanders, a director of the Company, is Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided legal services to the Company during fiscal year 2000 and is expected to provide legal services to the Company during fiscal year 2001.



                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be presented for action at the 2001 Annual Meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

         To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be received at Healthcare.com's principal executive offices no later than close of business on December 7, 2001. Proposals should be addressed to Leslie R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067.

         For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the Company's Year 2002 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on February 22, 2002, and advises shareholders in the Year 2002 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on February 26, 2002. Notices of intention to present proposals at the Year 2002 Annual Meeting should be addressed to Leslie
R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the Commission regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all officers, directors and greater than ten percent beneficial owners complied with the
Section 16(a) filing requirements of the Exchange Act.

ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2000, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of March 21, 2001 who requests a copy of such report. Any request for the Form 10-K should be in writing addressed to: Leslie R. Jones, Secretary, Healthcare.com Corporation, 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067. If the person requesting the Form 10-K was not a shareholder of record on March 21, 2001, the request must include a representation that such person was a beneficial owner of the Common Stock on that date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibit(s).



                             YOUR VOTE IS IMPORTANT

                               You are encouraged to let us know your preference
by marking the appropriate boxes on the enclosed proxy card.

                                                                      APPENDIX A


                              ARTICLES OF AMENDMENT
                                       OF
                           HEALTHCARE.COM CORPORATION


         Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, the Articles of Amendment of amending the Amended and Restated Articles of Incorporation of Healthcare.com Corporation, filed with the Secretary of State of the State of Georgia to be effective on , 2001, are as follows:

                                    Article I

         The name of the corporation is Healthcare.com Corporation (the "Corporation").

                                   Article II

         The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by deleting the following words from the beginning of Article 2 of said Amended and Restated Articles of Incorporation:

                  "The aggregate number of shares which the Corporation shall have the authority to issue is seventy million (70,000,000) shares, of which fifty million (50,000,000) shall be shares of common stock, par value $.01 per share; and twenty million (20,000,000) shall be shares of preferred stock, without par value, the board of directors being"

 and replacing them with the following (the "Amendment"):

                  "The Corporation shall have the authority to issue seventy million (70,000,000) shares of capital stock, consisting of fifty million (50,000,000) shares of Common Stock, par value $0.01 per share, and twenty million (20,000,000) shares of Preferred Stock without par value. Effective at the time of filing these Articles of Amendment of the Amended and Restated Articles of Incorporation with the Secretary of the State of Georgia, each ___ (_____) shares of the Corporation's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into one share of Common Stock of the Corporation (the "Reverse Split"). No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay in cash the fair value of fractions of a share, as of the close of business on the date of filing of these Articles of Amendment, in accordance with Section 14-2-604 of the Georgia Business Corporation Code. The Board of Directors is"

                                   Article III

         The amendment to the Articles of Incorporation set forth above was duly
adopted by the Board of Directors of the Corporation on           , 2001 and the
shareholders of the Corporation on          , 2001, in accordance with Section
14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the undersigned has executed this consent on      ,
2001, to be effective as of the date on which the same is filed with the Georgia secretary of State.





                                    By:
                                        ---------------------------------------
                                    Name:
                                        ---------------------------------------
                                    Title:
                                        ---------------------------------------

                                                                      APPENDIX B


                           HEALTHCARE.COM CORPORATION

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                              ADOPTED MAY 26, 2000




                                    ARTICLE I

                                     PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         - Monitor the integrity of the Company's financial reporting process and system of internal controls regarding finance, accounting and legal compliance.

         - Monitor the independence and performance of the Company's independent auditors.

         - Provide an avenue of communication among the independent auditors, management and the Board of Directors.

         - Review areas of potential significant financial risk to the Company.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

                                   ARTICLE II

                    AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of at least three directors as determined by the Board, each of whom shall be independent and free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and an Audit Committee member. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with the independent auditors to discuss any matters that the Committee or the independent auditors believe should be discussed. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.



                                   ARTICLE III

                   AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

Review with financial management and the independent auditors the Company's quarterly financial statements prior to the release of earnings and/or the filing of the Company's quarterly report on Form 10-Q. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.


INDEPENDENT AUDITORS

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

Approve the fees and other significant compensation to be paid to the independent auditors.

On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. The independent auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board No. 1.

Review the independent auditors' engagement letter - discuss scope, staffing, locations, reliance upon management and general audit approach.

Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

LEGAL COMPLIANCE

On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.


OTHER AUDIT COMMITTEE RESPONSIBILITIES

Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                           HEALTHCARE.COM CORPORATION

                         1850 PARKWAY PLACE, SUITE 1100
                            MARIETTA, GEORGIA 30067

                               COMMON STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2001

   The undersigned hereby appoints JOSEPH A. BLANKENSHIP and LESLIE R. JONES, and each of them, proxies, with full power of substitution and with discretionary authority, to represent and to vote in accordance with the instructions set forth herein, all shares of Common Stock of Healthcare.com Corporation held of record by the undersigned on March 21, 2001 at the Annual Meeting of Shareholders to be held at the Company's corporate office building, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, at 11:00 a.m., Atlanta time, on Friday, May 11, 2001, and any adjournments thereof.

1. ELECTION OF THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS FOR THE TERMS STATED BELOW AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES NAMED BELOW.

[ ]         FOR all nominees listed below                                                     [ ]
            (except as marked to the contrary below)

[ ]         WITHHOLD AUTHORITY to vote
            for all nominees listed below

   CLASS III (TERM EXPIRING IN 2004): PARKER H. PETIT AND ROBERT I. MURRIE

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)
--------------------------------------------------------------------------------

2. APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT WHEREBY THE COMPANY WOULD ISSUE ONE NEW SHARE OF COMMON STOCK IN EXCHANGE FOR NOT LESS THAN THREE NOR MORE THAN FIVE SHARES OF OUTSTANDING COMMON STOCK.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. APPROVAL OF THE MERGER OF THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN II WITH AND INTO THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN I.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

4. APPROVAL OF THE AMENDMENT OF THE HEALTHCARE.COM RESTATED STOCK OPTION PLAN I TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER SUCH PLAN BY 250,000 SHARES.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

5. APPROVAL OF THE AMENDMENT OF THE HEALTHCARE.COM NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO ALLOW FOR DISCRETIONARY GRANTS.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 5.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR ITEMS 2, 3, 4 AND 5. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.


                                                              Dated:                                                     , 2001
                                                                      ------------------------------------

                                                              ---------------------------------------------
                                                              Signature

                                                              ---------------------------------------------
                                                              Signature if held jointly
                                                              If stock is held in the name of two or more persons, all must sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.